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                                   EXHIBIT 11
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31,
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                           1996             1995              1994
                                                           ----             ----              ----
Primary:
    Weighted average shares outstanding                    20,814           20,746          20,596
                                                         ========         ========        ========
    Net income                                           $ 94,503         $ 72,260        $ 56,544
    Less convertible preferred stock dividend               3,115             --              --
                                                         --------         --------        --------
    Adjusted net income                                  $ 91,388         $ 72,260        $ 56,544
                                                         ========         ========        ========
    Per share amount:
        Net income                                       $   4.39         $   3.48        $   2.74
                                                         ========         ========        ========
Fully diluted:

    Weighted average shares outstanding                    20,814           20,746          20,596
    Assumed conversion of convertible
        preferred stock, subordinated debentures
        and stock options                                   1,151               77              17
                                                         --------         --------        --------
            Total                                          21,965           20,823          20,613
                                                         ========         ========        ========
    Net income                                           $ 94,503         $ 72,260        $ 56,544
    Add convertible debenture interest, net of
        federal income tax effect                             228              260            --
                                                         --------         --------        --------
    Adjusted net income                                  $ 94,731         $ 72,520        $ 56,544
                                                         ========         ========        ========
    Per share amount:
                                                         --------         --------        --------
    Net income                                           $   4.31         $   3.48        $   2.74
                                                         ========         ========        ========





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